Exhibit 99.1

IMAC Holdings Reports 72% Rise in Patient Services Revenue and 30% Increase in Patient Visits to its Clinics for the Third Quarter 2019

BRENTWOOD, Tenn. (Nov. 14, 2019) (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (IMAC) (“IMAC” or the “Company”), a provider of Innovative Medical Advancements and Care, specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, today announces financial results for the three and nine months ended September 30, 2019.

Highlights from the Third Quarter Of 2019 (all comparisons are with IMAC for the third quarter of 2018, unless otherwise indicated):

●	Total patient revenues were $8.7 million, compared with $6.1 million, a 35% increase
●	Net revenues were $4.4 million, compared with $2.5 million, a gain of 72%
●	Net loss was $1.5 million or $0.19 per share, compared with a net loss of $1 million or $0.22 per share
●	Patient visits were 35,749, compared with 27,526 patient visits, an increase of 30%
●	Procedure volumes were 82,232 compared with 70,083, an increase of 17%
●	Cash as of September 30, 2019 was $0.7 million, compared with $0.2 million as of December 31, 2018
●	IMAC Expands Footprint in Springfield, Mo., Offering Full Suite of Services Including Minimally Invasive Medical Treatments Delivered by Licensed Medical Practitioners
●	Chief Scientific Officer Ian White, Ph.D., discussed IMAC’s approach to treating pain in documentary series Pain Revealed

Additional Highlights Since the End of the Third Quarter:

●	The company announced the sale of its BioFirma subsidiary to Self Care Regeneration LLC for proceeds to the company of $320,800, plus reimbursement of certain expenses at closing. IMAC will continue to receive a supply of BioFirma’s NeoCyte® regenerative medicine products for its rehabilitation clinics at a deeply discounted price.
●	IMAC further expanded geographic reach with Rockford clinic for 4th Illinois location.
●	The United States Department of Veterans’ Affairs named IMAC Holdings a Participant Provider in its Community Care Network for Tennessee, Kentucky and Missouri.
●	IMAC Initiated next phase of Brand Ambassador Program with opening of Mike Ditka Center in Arlington Heights, Ill.
●	Appointment of Ricardo Knight, M.D., MBA as medical director for all Illinois centers.

“We continue to execute on our plan to expand our presence in regions where we can extend our existing geographic footprint,” said Jeff Ervin, CEO of IMAC Holdings. “With the completion of our divestiture of the BioFirma asset, IMAC will maintain the ability to utilize the products it produces at discounts to ‘most favored nations’ pricing. We continue to look for opportunities to expand in regions we believe have strategic value and look forward to the opportunity to update our stockholders on our continued progress during the final quarter of 2019.”

“We have seen consistent, significant increases in our Patient Services Revenue, Procedures and Visits, attributable to our investment in the opening of two new centers during the quarter and the increased traction we are gaining from brand awareness, first-class patient treatments, and recurring visits,” added Matt Wallis, IMAC’s chief operating officer. “We also anticipate further cost savings and increased revenue as we strengthen our already strong relationship with the U.S. Department of Veterans’ Affairs.”

Results of Operations for the Three and Nine Months Ended September 30, 2019 Compared to the Three and Nine Months Ended September 30, 2018

Patient service revenues increased 72% to $4.4 million for the three months ended September 30, 2019, compared to $2.5 million for the three months ended September 30, 2018. Patient service revenues increased 223% to $10.9 million for the nine months ended September 30, 2019, compared to $3.4 million for the nine months ended September 30, 2018. These increases were primarily due to the 2019 acquisitions of ISDI Holdings II and PHR Holdings (collectively “IMAC of Illinois”) and 2018 acquisitions of IMAC of Kentucky, IMAC of Missouri and Advantage Therapy. The change in other service revenues is due to a decrease in management and administrative service fees derived from non-consolidated outpatient clinics.

Procedures performed and visits to our clinics are an indication of business activity. Procedures increased 179% for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Procedures increased from 86,647 in the nine months ended September 30, 2018 to 241,415 in the nine months ended September 30, 2019. Visits to our clinics increased by 206% for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Visits increased from 33,217 for the nine months ended September 30, 2018 to 101,798 in the nine months ended September 30, 2019.

Procedures increased 17% for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018. Procedures increased from 70,083 in the quarter ended September 30, 2018 to 82,232 in the quarter ended September 30, 2019. Visits to our clinics showed an increase of 30% for the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018. Visits increased from 27,526 for the quarter ended September 30, 2018 to 35,749 in the quarter ended September 30, 2019.

Operating expenses totaled $6.0 million, compared to $3.7 million for the quarter ended September 30, 2018. These included General and Administrative expense, which was $1.3 million compared with $1.0 million for the third quarter of 2018. Operating loss was a total of $1.6 million, compared to $1.2 million during the third quarter of 2018, and net loss attributable to IMAC Holdings was $1.5 million or $0.19 per share for the third quarter of 2019, compared with a net loss attributable to IMAC Holdings of $1 million or $0.22 per share for the third quarter of 2018.

Operating expenses totaled $15.9 million, compared to $6.1 million for the nine months ended September 30, 2018. These included General and Administrative expense, which was $3.7 million for the nine months ended September 30, 2019, compared with $2.0 million for the nine months ended September 30, 2018. Operating loss for the nine months ended September 30, 2019, was a total of $5.1 million, compared to $2.7 million for the nine months ended September 30, 2018, and net loss attributable to IMAC Holdings for the nine months ended September 30, 2019, was $5.0 million or $0.68 per share, compared with a net loss attributable to IMAC Holdings of $2.1 million or $0.47 per share for the nine months ended September 30, 2018.

For the quarter ended September 30, 2019, the Company reported cash and cash equivalents of $0.7 million, compared with approximately $0.2 million as of December 31, 2018.

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement-restricting diseases and conditions. It owns or manages 14 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, one Tony Delk IMAC Regeneration Center, and three IMAC Regeneration Centers sponsored by Mike Ditka. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. More information about IMAC Holdings, Inc. is available at www.imacregeneration.com

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investors:

Bret Shapiro

(516) 222-2560

brets@coreir.com